Pricing Supplement No.10 Dated November 17, 1999
(To Prospectus and Prospectus Supplement Dated May 27, 1999)

                               U.S.$8,000,000,000
                                                                  Rule 424(b)(3)
                                                          Registration Statement
                                                                  No.  333-75177

                            Ford Motor Credit Company
                         Medium-Term Notes Due More Than
                           9 Months From Date of Issue



     Ford Motor Credit Company has designated $500,000,000 aggregate principal amount of its Medium-Term Notes Due More Than 9 Months From Date of Issue having the specific terms set forth below. Chase Securities Inc. has agreed to purchase the Notes at a price of 100% of their principal amount for resale at varying prices as determined by Chase Securities Inc. at the time of resale.


Issue Date:                                 November 22, 1999.

Maturity Date:                              November 22, 2000.

Principal Amount:                           $500,000,000.

Interest Rate Basis:                        LIBOR Telerate having an Index
                                            Maturity of three months
                                            minus 5 basis points.

Interest Determination                      Two London and New York banking days
 Date:                                      prior to an Interest Reset Date.

Interest Reset Dates:                       Quarterly on the 22nd day of each
                                            November, February, May and August,
                                            commencing November 22, 1999.

Interest Payment Dates:                     Quarterly on the 22nd day of each
                                            February, May, August and November,
                                            commencing February 22, 2000.

Reference Agent:                            The Chase Manhattan Bank.

                            Chase Securities Inc.